UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ZALICUS INC.

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Filed by Zalicus Inc.

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Filed below is a press release issued by Zalicus Inc. on May 9, 2014 regarding its first quarter 2014 financial results.

ZALICUS REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER 2014

CAMBRIDGE, Mass. – May 9, 2014 – Zalicus Inc. (Nasdaq Capital Market: ZLCS), a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain, today reported financial results for the first quarter ended March 31, 2014.

“This was a significant quarter for Zalicus as we announced our intended merger with Epirus Biopharmaceuticals with the goal of creating a Nasdaq-listed company focused on building a global biosimilar enterprise to improve patient access to essential medicines,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “In addition, we presented data from two separate studies in collaboration with our pharmaceutical partners at Sanofi and Eisai demonstrating the power of our cHTS technology to rapidly screen drug combinations across multiple cellular assays to identify synergistic activity.”

First Quarter 2014 and Recent Accomplishments:

•	Corporate. Entered into a definitive merger agreement with Epirus Biopharmaceuticals under which Epirus will merge with a wholly-owned subsidiary of Zalicus in an all-stock transaction. Following closing, Zalicus will be re-named Epirus Biopharmaceuticals, Inc., and will operate under the leadership of the Epirus management team with Amit Munshi serving as the president and chief executive officer. In addition, Dr. Mark H.N. Corrigan will serve as chairman of the company’s board of directors, which will have representatives from the existing Epirus board as well as Dr. Corrigan. The transaction is currently expected to close during the summer of 2014.

Scientific Presentations. Presented preclinical data at the American Association for Cancer Research (AACR) 2014 Annual Meeting including a poster developed in collaboration with colleagues from Eisai Inc. and a podium presentation with collaborators from Sanofi which were generated in separate studies by leveraging the Zalicus combination High-throughput screening (cHTS™) technology platform, demonstrating the potential to identify synergistic activity of the Eisai nontaxane eribulin and the Sanofi antibody drug conjugate SAR3419, through drug combinations.

•	Z944. Initiated a phase 1 clinical study to evaluate the pharmacokinetics and safety of multiple modified release formulations of Z944. This open label, randomized cross-over study compares three tablet formulations designed to slow the release of Z944. The Z944 tablet formulation with the most favorable exposure and tolerability profile will be selected to advance into further clinical development in an appropriate pain indication. The immediate release capsule formulation has been shown to be effective in a previously conducted human clinical model of pain.

First Quarter Financial Results (Unaudited):

As of March 31, 2014, Zalicus had cash, cash equivalents, restricted cash and short-term investments of $12.9 million compared to $19.8 million on December 31, 2013.

For the three months ended March 31, 2014, revenue was $1.6 million compared to $3.7 million for the quarter ended March 31, 2013. The decrease in revenue is primarily due to decreased Exalgo royalties as a result of the January 2014 Royalty Purchase Agreement entered into with an affiliate of Mallinckrodt, in which Zalicus terminated rights to future royalty payments on net sales of Exalgo.

For the quarter ended March 31, 2014, net loss was $3.8 million, or ($0.15) per share, compared to a net loss of $8.0 million, or ($0.38) per share, in the quarter ended March 31, 2013. . The decrease was primarily due to lower research and development expenses.

Research and development expenses were $3.1 million in the quarter ended March 31, 2014 compared to $7.1 million in the quarter ended March 31, 2013. The decrease was primarily due to the discontinued clinical development of Z160.

General and administrative expenses were $2.0 million in both the quarter ended March 31, 2014 and in the quarter ended March 31, 2013.

About Zalicus

Zalicus Inc. (Nasdaq Capital Market: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain. Zalicus has a portfolio of proprietary clinical-stage product candidates targeting pain and has entered into multiple revenue-generating collaborations with large pharmaceutical companies relating to other products, product candidates and drug discovery technologies. Zalicus applies its expertise in the discovery and development of selective ion channel modulators and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain and oncology. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus and its combination drug discovery technology, cHTS, and its financial condition, results of operations, and other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus and its product candidates may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “plan,” “project” or “could” and similar expressions as they relate to Zalicus, Epirus or the management of either company, before or after the aforementioned merger, and involve significant risks, uncertainties and assumptions, including risks related to the proposed merger of Zalicus with Epirus Biopharmaceuticals, Inc., the possibility that the proposed merger with Epirus is not consummated, the operation of Zalcius’business following the proposed merger with Epirus, Zalicus’s ability to identify drug combinations with synergistic activity or its collaborators willingness to engage Zalicus for these services, the development of its collaborators’ product candidates, the failure by Zalicus or Epirus to secure and maintain relationships with collaborators; risks relating to clinical trials; risks relating to the commercialization, if any, of Zalicus’ or Epirus’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that Zalicus or Epirus may lack the financial resources and access to capital to fund proposed operations and those other risks that can be found in the “Risk Factors” section of Zalicus’ annual report on Form 10-K on file with the Securities and Exchange Commission, the “Risk Factors” section of the Registration Statement on Form S-4 filed by Zalicus with the Securities and Exchange Commission on May 8, 2014, and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Additional Information Will Be Filed with the SEC

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of Zalicus or Epirus or the solicitation of any vote or approval. In connection with the proposed transaction, Zalicus filed with the SEC a Registration Statement on Form S-4 containing a joint proxy statement/prospectus. The joint proxy statement/prospectus contains important information about Zalicus, Epirus, the transaction and related matters. Zalicus and Epirus will mail or otherwise deliver the joint proxy statement/prospectus to their respective stockholders when it is finalized and becomes available. Investors and security holders of Zalicus and Epirus are urged to read carefully the joint proxy statement/prospectus relating to the merger (including any amendments or supplements thereto) in its entirety when it is available, because it will contain important information about the proposed transaction.

Investors and security holders of Zalicus will be able to obtain free copies of the joint proxy statement/prospectus for the proposed merger (when it is available) and other documents filed with the SEC by Zalicus through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders of Zalicus will be able to obtain free copies of the joint proxy statement/prospectus for the proposed merger (when it is available) by contacting Zalicus, Attn: Justin Renz, jrenz@zalicus.com. Investors and security holders of Epirus will be able to obtain free copies of the joint proxy statement/prospectus for the merger by contacting Epirus, Attn: Edward Scott, escott@epirusbiopharma.com.

Zalicus and Epirus, and their respective directors and certain of their executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the agreement between Zalicus and Epirus. Information regarding Zalicus’ directors and executive officers is contained in Zalicus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended by its Form 10-K/A which was filed with the SEC on April 30, 2014, and will also be available in the joint proxy statement/prospectus that will be filed by Zalicus with the SEC in connection with the proposed transaction. Information regarding Zalicus’ directors and officers and a more complete description of the interests of Epirus’ directors and officers in the proposed transaction will be available in the joint proxy statement/prospectus that will be filed by Zalicus with the SEC in connection with the proposed transaction.

Contacts:

Justin Renz, CFO, Zalicus Inc.

617-301-7575

JRenz@zalicus.com

Gina Nugent

617-460-3579

gnugent@zalicus.com